Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: August 7, 2023

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Prices $1.25 Billion of Senior Notes

Williams (NYSE: WMB) announced today that it has priced a public offering of $350 million of its 5.400% Senior Notes due 2026 (the “new 2026 notes”) at a price of 100.181 percent of par and $900 million of its 5.300% Senior Notes due 2028 at a price of 99.886 percent of par. The new 2026 notes are an additional issuance of Williams’ 5.400% Senior Notes due 2026 issued on March 2, 2023 and will trade interchangeably with the $750 million aggregate principal amount of such notes outstanding, resulting in $1.1 billion aggregate principal amount of such notes outstanding. The expected settlement date for the offering is August 10, 2023, subject to customary closing conditions.

Williams intends to use the net proceeds of the offering for general corporate purposes, which may include the repayment of our near-term debt maturities.

CIBC World Markets Corp., MUFG Securities Americas Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

CIBC World Markets Corp.

300 Madison Avenue, 8th Floor

New York, New York 10017

Attention: Execution Management

Email: DLCIBCUSEMG@cibc.com

Telephone: 1-800-282-0822

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, New York 10020

Attention: Capital Markets Group

Telephone: 1-877-649-6848

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Attention: Syndicate Operations

Email: rbcnyfixedincomeprospectus@rbccm.com

Telephone: 1-866-375-6829

TD Securities (USA) LLC

1 Vanderbilt Avenue, 11th Floor

New York, New York 10017

Attention: DCM Syndicate

Telephone: (855) 495-9846

About Williams

As the world demands reliable, low-cost, low-carbon energy, Williams (NYSE: WMB) will be there with the best transport, storage and delivery solutions to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation, storage, wholesale marketing and trading of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 33,000 miles of pipelines system wide — including Transco, the nation’s largest volume natural gas pipeline — and handles approximately one third of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.